Exhibit 10.9	Form of Employee Restricted Stock Unit Award Letter.

June 21, 2005

[Employee name & address]

Dear [Employee name]:

This award letter sets forth the terms and conditions of the restricted stock units (“RSUs”) which have been granted to you by Flushing Financial Corporation (the “Company”), in accordance with the provisions of its 2005 Omnibus Incentive Plan (the “Plan”). Your award is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee (as defined in the Plan), and this award letter.

1.	Grant of RSUs

You have been granted ______ RSUs. Each RSU represents the right to receive one share of the Company’s Common Stock (“Common Stock”) on the applicable settlement date for the RSU. You have also been awarded Dividend Equivalents on your RSUs, as described more fully below. You do not need to pay any purchase price to receive the RSUs granted to you by this award letter.

2.	Vesting of RSUs
(a)

General Vesting Schedule. Unless they vest on an earlier date as provided in sub-paragraph (b), (c) or (d) below, your RSUs will vest in installments as follows, provided that you are an employee of the Company or one of its subsidiaries on each such date:

	Vesting Date	Cumulative Percentage of RSUs Vested
	June 21, 2006	20%
	June 21, 2007	40%
	June 21, 2008	60%
	June 21, 2009	80%
	June 21, 2010	100%
(b)

Death or Disability. If your employment terminates by reason of death or Disability, all of your RSUs will immediately vest upon your termination of employment. For this purpose, “Disability” means that you have been unable to perform the essential functions of your employment due to disability or incapacity for 270 consecutive days or such lesser period as may be determined by the Committee.

(c)

Retirement. If your employment terminates by reason of Retirement, all of your RSUs will immediately vest. For purposes of this provision, “Retirement” means termination of employment with the Company and its subsidiaries either (i) after your attainment of age 65 with 5 years of service, or (ii) when your termination is preceded by at least 5 continuous years of service and the sum of your age plus years of service equals or exceeds 75 years. For purposes of this definition, “years of service” refers to “vested service” with the Company or its subsidiaries as determined under the Retirement Plan of Flushing Savings Bank, FSB.

(d)

Change in Control. All of your RSUs will immediately vest upon the occurrence of a Change in Control (as defined in the Plan), if you are an employee of the Company or its subsidiaries at the time of such Change in Control.

(e)

Forfeiture upon other Termination of Employment. If your employment terminates for any reason other than death, Disability, or Retirement, any of your RSUs which have not vested prior to the termination of your employment will be forfeited.

(f)

Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.

3.	Grant of Dividend Equivalents
(a)	Award of Dividend Equivalents. You have been awarded Dividend Equivalents with respect to each of your RSUs covered by this award letter.
(b)

Cash Dividends. The Dividend Equivalents that you have been awarded entitle you to receive, at each time cash dividends are paid on the Common Stock, a cash payment for each of your then outstanding RSUs (whether or not vested) equal to the amount of the dividend paid on a share of Common Stock. The Committee may change this provision regarding the payment of Dividend Equivalents to the extent that the Committee determines in its sole discretion that such change is necessary or appropriate to comply with Section 409A of the Internal Revenue Code (the limitations on deferred compensation added by the American Jobs Creation Act of 2004).

(c)

Stock Dividends. In the event the Company pays a dividend in Common Stock or other property, your Dividend Equivalents will entitle you to receive, for each of your then outstanding RSUs (whether or not vested), the amount of Common Stock or other property paid as a dividend on a share of Common Stock. Such Common Stock or other property will be paid to you at the time of settlement of the underlying RSU and will be subject to the same restrictions, risk of forfeiture, and vesting and delivery provisions as the underlying RSU with respect to which it was paid.

4.	Settlement of RSUs; Delivery of Shares.

Your RSUs that vest under paragraph 2(a), 2(b) or 2(c) above will be settled on, or as soon as practicable after, their vesting dates, or such later date as may be required under Section 409A of the Internal Revenue Code. In particular, settlement in connection with Retirement may be delayed for six months after your Retirement if you are one of the 50 highest paid officers of the Company and its subsidiaries at such time. Your RSUs that vest under paragraph 2(d) above will be settled on (or as soon as practicable after) the Change in Control date if that is a permissible distribution event under Section 409A of the Internal Revenue Code, and otherwise will be settled on (or as soon as practicable after) the earlier to occur of the scheduled vesting date under paragraph 2(a) or the termination of your employment. On or as soon as practicable after the settlement date of an RSU, the Company will deliver to you one share of Common Stock for each of your RSUs being settled on such date. The Common Stock delivered upon the settlement of your RSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture. The shares of Common Stock delivered upon the settlement of your RSUs will have full voting and dividend rights and will entitle the holder to all other rights of a stockholder of the Company.

5.	Income Tax Withholding
(a)

You must make arrangements satisfactory to the Company to satisfy any applicable federal, state, or local withholding tax liability arising with respect to your RSUs. You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company retain Common Stock having a value equal to the amount of your withholding obligation from the shares otherwise deliverable to you upon the vesting of such RSUs. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Company, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

(b)	Any election to have shares withheld must be made on or before the vesting date of your RSUs. A copy of the withholding election form is attached along with instructions.
(c)	All cash payments of Dividend Equivalents will be net of any required withholding.
(d)

The amount of withholding tax retained by the Company or paid by you to the Company will be paid to the appropriate federal, state and local tax authorities in satisfaction of the withholding obligations under the tax laws. The total amount of income you recognize and tax withheld with respect to your RSUs and Dividend Equivalents will be reported on your Form W-2 in the year in which you recognize the income with respect to that portion of the award. Whether you owe additional tax will depend on your overall taxable income for the applicable year and the total tax remitted for that year through withholding or by estimated payments.

6.	Other Provisions of RSUs
(a)	Voting. You will have no voting rights or other rights as a stockholder with respect to your RSUs.
(b)	Transfer Restrictions. You may not sell, transfer, assign or pledge your RSUs or any rights under this award. Any attempt to do so will be null and void.
(c)	Death. In the event of your death, any shares of Common Stock and other amounts you are entitled to receive under the Plan will instead be delivered to the legal representative of your estate.
7.	Administration of the Plan

The Plan is administered by the Committee. The Committee has authority to interpret the Plan and this award letter, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan. All decisions and acts of the Committee with respect to the administration and interpretation of the Plan are final and binding on all affected Plan participants.

8.	Amendments and Adjustments to your Award

The Plan authorizes the Committee to make amendments and adjustments to outstanding awards, including the RSUs and Dividend Equivalents granted by this letter, in specified circumstances. Details are provided in the Plan.

These circumstances include the Committee’s right, in its sole discretion, to amend the Plan and/or outstanding awards, including this grant of RSUs and Dividend Equivalents, without your consent, to the extent the Committee determines that such amendment is necessary or appropriate to comply with Section 409A of the Internal Revenue Code.

9.	Effect on Other Benefits

Income recognized by you as a result of the grant or vesting of RSUs or the receipt of Dividend Equivalents will not be included in the formula for calculating benefits under the Company’s other benefit plans.

10.	Regulatory Compliance

Under the Plan, the Company is not required to deliver Common Stock (including upon the vesting of RSUs) if such delivery would violate any applicable law or regulation or stock exchange requirement. If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received under the Plan.

*                  ****

Please sign and return the enclosed copy of this letter to the Company’s Senior Vice President/Human Resources to acknowledge your acceptance of this award. This letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,

Anna M. Piacentini

Senior Vice President and

Corporate Secretary

ACCEPTED:

_______________________________

WITHHOLDING ELECTION

RESTRICTED STOCK UNITS

Instructions

1.

You can use this election form if you would like to have some of the Common Stock issuable upon the vesting of your RSUs retained by the Company when your RSUs vest and used to satisfy the applicable tax withholding obligations.

2.

If you would like to have some of the shares of Common Stock issuable upon the vesting of your RSUs used to satisfy tax withholding obligations with respect to such RSUs, you should file this Withholding Election on or before the date the applicable RSUs vest. If you do not file this election with the Company’s Senior Vice President/Human Resources on or before the date your RSUs vest, you must pay the Company the amount of the federal, state and local tax withholding obligation with respect to the applicable portion of your award by cash or check at the time you recognize income with respect to that portion of the award, or you must make other arrangements with the Company to satisfy this obligation.

3.

You may amend this election at any time by filing a subsequently dated Withholding Election form with the Company’s Senior Vice President/Human Resources. Copies of this form may be obtained from the Human Resources Department.

4.	Please call the Company’s Senior Vice President/Human Resources if you have questions about this Withholding Election form.

WITHHOLDING ELECTION

RESTRICTED STOCK UNITS Granted on June 21, 2005

I hereby elect to have Flushing Financial Corporation retain a number of shares of Common Stock issuable upon the vesting of each tranche of restricted stock units granted to me on June 21, 2005 equal to the number of shares necessary to satisfy the federal, state and local tax withholding obligations with respect to the vesting of such tranche of my restricted stock units.

Signature

Name (Print or Type)

Date